Exhibit 3

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of October 2, 2023, is entered into by and among Atlas Energy Solutions Inc. (f/k/a New Atlas HoldCo Inc.), a Delaware corporation (the “Company”), AESI Holdings Inc. (f/k/a Atlas Energy Solutions Inc.), a Delaware corporation (“Old Atlas”), and the Principal Stockholders (as defined herein).

WHEREAS, Old Atlas and the Principal Stockholders previously entered into that certain Stockholders’ Agreement, dated as of March 8, 2023 (the “Existing Stockholders’ Agreement”), to set forth certain understandings among themselves;

WHEREAS, on July 31, 2023, the Company, Old Atlas, Atlas Sand Operating, LLC, a Delaware limited liability company and a direct, majority owned subsidiary of Old Atlas, AESI Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Pubco Merger Sub”), Atlas Operating Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company, and Atlas Sand Holdings, LLC, a Delaware limited liability company, entered into that certain Master Reorganization Agreement, pursuant to which, among other things, Pubco Merger Sub will be merged with and into Old Atlas and Old Atlas will become a wholly owned subsidiary of the Company (the “Reorganization”);

WHEREAS, after the closing of the Reorganization, the Principal Stockholders will own shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);and

WHEREAS, in connection with the Reorganization, Old Atlas and the Principal Stockholders desire to amend and restate the Existing Stockholders’ Agreement, pursuant to which the Company shall assume the obligations of Old Atlas described therein, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person; provided that, for purposes of this Agreement, none of the Principal Stockholders shall be deemed to be Affiliates of the Company and its Affiliates. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, each Principal Stockholder is deemed to Beneficially Own the shares of Common Stock owned by it and no party hereto is deemed to Beneficially Own shares of Common Stock of another party hereto, notwithstanding the fact that such shares are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Brigham Director” means any such individual whom the Brigham Representative shall nominate or designate pursuant to Section 2.1 and who is thereafter appointed or elected to the Board to serve as a director.

“Brigham Representative” means Ben M. Brigham; provided that in accordance with Section 2.5 in the event of Ben M. Brigham’s Disability, it shall mean (i) Anne Brigham; (ii) upon each of Ben M. Brigham’s and Anne Brigham’s Disability, it shall mean David Brigham; and (iii) upon each of Ben M. Brigham’s, Anne Brigham’s and David Brigham’s Disability, it shall mean Vince Brigham.

“Bylaws” means the bylaws of the Company, as may be amended and restated from time to time.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as may be amended and restated from time to time.

“Common Stock” has the meaning given to such term in the recitals hereto.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Disability” means the Brigham Representative’s inability to (a) act prudently with respect to matters concerning the corporate governance of the Company, including in the exercise of the Brigham Representative’s approval and designation rights under this Agreement, and (b) engage reasonably in discussions with other Principal Stockholders regarding the composition of the Board or any proposed action subject to the Brigham Representative’s approval under Section 2.4, in each case, as a result of a mental or physical impairment that is continuing, or can reasonably be expected to continue, for (i) 90 consecutive days or (ii) any 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period. A determination of whether a Disability exists shall be made following the delivery of a written notice by any Principal Stockholder to the other parties hereto and the Board including a statement that such Principal Stockholder in good faith believes that a question exists as to whether the Brigham Representative has a Disability and a request that a determination be made thereon, by mutual agreement of (A) an independent physician selected by the Brigham Representative (or a personal representative designated by the Brigham Representative) and (B) an independent physician selected by a majority of the directors then serving on Board that qualify as

“independent” for purposes of the Exchange Act and rules and regulations of the principal exchange on which the Common Stock is then listed; provided, however, that, if the opinion of the Brigham Representative’s physician and the Board’s physician conflict, such physicians shall together agree upon and select a third independent physician, whose opinion shall be binding. In the event a question arises as to whether the Brigham Representative has a Disability, the Brigham Representative shall reasonably cooperate in all respects with the other Principal Stockholders and the Board in order to facilitate a determination thereon for purposes of this Agreement, including (x) submitting to examinations by any medical doctors or other health care specialists, (y) authorizing the disclosure and release of all supporting medical records to any such medical doctors or other specialists and (z) authorizing any such medical doctors or other specialists to discuss matters concerning the Brigham Representative’s physical and mental condition with the Board and the other Principal Stockholders.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Stockholders’ Agreement” has the meaning given to such term in the recitals hereto.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law and within such party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Principal Stockholder” means the stockholders identified on the signature pages hereto or any other Persons signatory hereto from time to time, including in accordance with Section 4.9 hereof. For the avoidance of doubt, the Brigham Representative, other than Ben M. Brigham, shall not be a Principal Stockholder as defined in this Agreement.

“Reorganization” has the meaning given to such term in the recitals hereto.

“Transfer” means, directly or indirectly (whether by merger, operation of law or otherwise), to sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any direct or indirect economic, voting or other rights in or to any Common Stock, including by means of (i) the Transfer of an interest in a Person that directly or indirectly holds such Common Stock or (ii) a hedge, swap or other derivative. “Transferred” and “Transferring” shall have correlative meanings.

Section 1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted

ARTICLE II

GOVERNANCE MATTERS

Section 2.1 Designees.

(a) Brigham Designees.

(i) For so long as the Principal Stockholders and any Affiliates of the Principal Stockholders collectively Beneficially Own greater than 50% of the outstanding shares of Common Stock, the Brigham Representative shall have the right, but not the obligation, to determine the size of the Board and designate all members of the Board, including the right to designate such number of individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of the Company.

(ii) After the Principal Stockholders and any Affiliates of the Principal Stockholders collectively no longer Beneficially Own greater than 50% of the outstanding shares of Common Stock, the Brigham Representative shall have the right, but not the obligation, to designate the following number of members of the Board, including the right to designate such number of individuals to be included in the slate of directors to be nominated by the Board for election by the stockholders of the Company such that, after such election, the Board will include the number of directors set forth below:

(A) four (4) directors, so long as the Principal Stockholders and any Affiliates of the Principal Stockholders collectively Beneficially Own at least 35% of the outstanding shares of Common Stock;

(B) three (3) directors, so long as the Principal Stockholders and any Affiliates of the Principal Stockholders collectively Beneficially Own at least 25% but no greater than 35% of the outstanding shares of Common Stock;

(C) two (2) directors, so long as the Principal Stockholders and any Affiliates of the Principal Stockholders collectively Beneficially Own at least 10% but no greater than 25% of the outstanding shares of Common Stock; and

(D) one (1) director, so long as the Principal Stockholders and any Affiliates of the Principal Stockholders collectively Beneficially Own at least 5% but no greater than 10% of the outstanding shares of Common Stock. If the Principal Stockholders and any Affiliates of the Principal Stockholders collectively Beneficially Own less than 5% of the outstanding shares of Common Stock, the Brigham Representative shall not have any right pursuant to this Agreement to designate any individuals to the Board.

(iii) Notwithstanding anything in Section 2.1(a)(ii) to the contrary, if the authorized size of the Board is increased or decreased at any time to constitute other than nine (9) directors, the number of directors that the Brigham Representative is entitled to designate to the Board pursuant to Section 2.1(a)(ii) shall be proportionately increased or decreased, respectively, rounded to the nearest whole number. In the event that the Company’s Certificate of Incorporation provides for a classified Board, then proper provision shall be made such that the individuals designated to the Board by the Brigham Representative are distributed as evenly as possible among the classes of directors.

(iv) The Company agrees, to the fullest extent permitted by applicable law, to take all Necessary Action to effectuate the above, and not to take any action that would be reasonably expected to result in any of the above not becoming effectuated, including by: (A) including the persons designated pursuant to this Section 2.1 in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors; (B) nominating and recommending each such individual to be elected as a director as provided herein; (C) soliciting proxies or consents in favor thereof; (D) filling vacancies of the Board with individuals designated by the Brigham Representative; (E) if necessary, expanding the size of the Board and filling any resulting vacancies with individuals designated by the Brigham Representative; and (F) causing any director resignation or similar policy of the Company to not be applicable to the Brigham Directors. The Company is entitled to identify each such individual nominated pursuant to this Section 2.1(a) as a Brigham Director pursuant to this Agreement. In order to facilitate the Company’s performance of its obligations under this Section 2.1(a)(iv), the Brigham Representative agrees to provide to the Company, as reasonably requested by the Company, such information about any applicable designees of the Brigham Representative to ensure compliance with the Exchange Act, and other applicable securities laws and to enable the Board to make any determinations as to whether such designee is independent under the Exchange Act or other applicable securities laws or under the rules of the principal exchange on which the Common Stock is then listed.

(b) In the event that the Brigham Representative has designated to the Board fewer than the total number of individuals it is entitled to designate pursuant to Section 2.1(a), the Brigham Representative shall have the right, at any time, to designate such additional individuals to which it is entitled, in which case the Company and the directors shall take all Necessary Action, to the fullest extent permitted by applicable law, to (i) enable the Brigham Representative to designate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise, and (ii) designate each such additional individual nominated by the Brigham Representative to fill such newly-created vacancies or to fill any other existing vacancies.

(c) So long as the Brigham Representative is entitled to designate one or more nominees pursuant to Section 2.1(a), the Brigham Representative shall have the right to request the removal of any Brigham Director (with or without cause) designated by it, from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company and the Principal Stockholders shall, and the Principal Stockholders shall cause any of their Affiliates to, take all Necessary Action to cause such removal.

(d) For so long as the Brigham Representative is entitled to designate any members of the Board pursuant to Section 2.1(a), the Company shall take all Necessary Action to cause each of the Audit Committee, Compensation Committee and the Nominating and Governance Committee of the Board to include in its membership at least one Brigham Director, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

(e) Nothing in this Section 2.1 shall be deemed to require that any party hereto, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule of any national securities exchange upon which the Common Stock is admitted for trading.

(f) Vacancies. If a vacancy is created on the Board at any time by the death, disability, resignation or removal (whether by the Brigham Representative or otherwise in accordance with this Agreement or the Company’s Certificate of Incorporation and Bylaws) of a Brigham Director, then the Brigham Representative shall be entitled to designate an individual to fill the vacancy so long as the total number of persons that will serve on the Board as Brigham Directors designated by the Brigham Representative immediately following the filling of such vacancy will not exceed the total number of persons the Brigham Representative is entitled to designate pursuant to Section 2.1(a) on the date of such replacement designation. The Company and the Principal Stockholders shall, and the Principal Stockholders shall cause any of their Affiliates to, take all Necessary Action to cause such replacement Brigham Director to become a member of the Board pursuant to this Section 2.1(f).

(g) Compensation; Indemnification. Each Brigham Director shall be entitled to the same reimbursement, advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for documented, reasonable, out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Brigham Director is a member, if any, in each case to the same extent as the other members of the Board. Each Brigham Director who is not an employee of the Company shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board.

Section 2.2 Principal Stockholders’ Agreement to Vote. From and after the date hereof, each Principal Stockholder shall, and each Principal Stockholder shall cause each of its Affiliates to:

(a) cause its respective shares of Common Stock to be present for quorum purposes at any meeting of stockholders of the Company at which directors shall be elected (or any action by stockholder consent to elect directors in lieu of a stockholder meeting); and

(b) cause its respective shares of Common Stock to be voted in favor of the election of each Brigham Director designated and nominated for election at such meeting in accordance with this Agreement (or any action by stockholder consent to elect directors in lieu of a stockholder meeting).

Section 2.3 Restrictions on Other Agreements. No Principal Stockholder shall, or permit any of its Affiliates to, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or agreements are with other Principal Stockholders, Affiliates of any Principal Stockholders or holders of shares of Common Stock that are not parties to this Agreement or otherwise).

Section 2.4 Certain Actions. So long as the Principal Stockholders or any Affiliates of the Principal Stockholders collectively Beneficially Own at least a majority of the outstanding shares of Common Stock, without the approval of the Brigham Representative, the Company shall not, and shall cause each of the Company’s subsidiaries not to:

(a) adopt or propose any amendment, modification or restatement of or supplement to the Company’s Certificate of Incorporation;

(b) adopt or propose any amendment, modification or restatement of or supplement to the Company’s Bylaws;

(c) change the size of the Board, except as required by applicable law or pursuant to the terms of this Agreement, or upon the death, resignation, retirement, disqualification or removal from office of a member of the Board; or

(d) issue any class or series of equity securities of the Company, the terms of which expressly provide that such class or series will rank senior to the Common Stock as to voting rights, dividend rights or distribution rights upon the liquidation, winding up or dissolution of the Company.

Section 2.5 The Brigham Representative Succession. The Brigham Representative’s designation rights described in Section 2.1 and the approval rights over certain Company actions described in Section 2.4 shall succeed as follows: (i) in the event of Ben M. Brigham’s Disability, to Anne Brigham; (ii) upon each of Ben M. Brigham’s and Anne Brigham’s Disability, to David Brigham; (iii) upon each of Ben M. Brigham’s, Anne Brigham’s and David Brigham’s Disability, to Vince Brigham; and (iv) upon each of Ben M. Brigham’s, Anne Brigham’s, David Brigham’s and Vince Brigham’s Disability, this Agreement shall terminate.

ARTICLE III

TERMINATION

Section 3.1 Termination. This Agreement shall irrevocably terminate with respect to (a) any Principal Stockholder at such time as such Principal Stockholder and its Affiliates no longer Beneficially Owns any shares of Common Stock, (b) any Principal Stockholder at such time as the Company notifies such Principal Stockholder in writing (and the Company shall promptly notify the other Principal Stockholders of such termination), (c) all parties to this Agreement at such time as the Brigham Representative is no longer entitled to designate a nominee to the Board pursuant to Section 2.1(a) and Section 2.1(c) in accordance with Section 2.5. Upon a termination of this Agreement in respect of any Principal Stockholder, there shall be no continuing liability or obligation on the part of any Person that constitutes such Principal Stockholder or any other party in respect of such Principal Stockholder following such termination; provided, however, that the termination of this Agreement in respect of any Principal Stockholder shall not prevent any party from seeking any remedies (at law or in equity) against any other party for such party’s breach of any terms of this Agreement occurring prior to such termination. Notwithstanding the foregoing, the Brigham Representative shall have the unilateral right to terminate this Agreement or waive any rights under this Agreement relating to the appointment of one or members of the Board or the consent over certain actions of the Company by written instrument duly executed by the Brigham Representative.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below or appearing on the signature pages hereto (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

If to the Company, to:

Atlas Energy Solutions Inc.

5918 W. Courtyard Drive, Suite 500

Austin, Texas 78730

Attention: Dathan Voelter

E-mail: [***]

Section 4.2 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 4.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties, any rights or remedies hereunder.

Section 4.5 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties to give effect to and carry out the transactions contemplated herein.

Section 4.6 Governing Law; Equitable Remedies. THIS AGREEMENT AND ANY CLAIMS AND CAUSES OF ACTION HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 4.7 Consent to Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected

Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents, to the fullest extent permitted by law, to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 4.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.8 Amendments; Waivers.

(a) No provision of this Agreement may be amended, modified or supplemented without a written instrument duly executed by the Company, the Brigham Representative and each of the Principal Stockholders; provided that any such amendment, modification or supplement that only affects the rights or obligations of a particular party shall only require the consent of such affected party, the Company and the Brigham Representative.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.9 Assignment; Restrictions on Transferability; Affiliate Joinder.

(a) Neither this Agreement nor any of the rights, restrictions or obligations hereunder shall be assigned by any of the Parties.

(b) No Principal Stockholder shall Transfer any shares of Common Stock to any of its Affiliates, or to any Person for estate planning purposes, unless such transferee has executed a joinder to this Agreement, in a form reasonably acceptable to the Brigham Representative and the Company, to become a party to this Agreement as a Principal Stockholder and, as such, become subject to the rights, restrictions and obligations applicable to Principal Stockholders for all purposes of this Agreement (a “Principal Stockholder Joinder”); provided that no such Transfer shall relieve the Principal Stockholders from any obligations under this Agreement. Any Transfer in violation of this Agreement shall be void ab initio and of no force or effect.

(c) In the event that any Affiliate of a Principal Stockholder acquires any shares of Common Stock not subject to this Agreement, if such Affiliate is not a party to this Agreement, such Principal Stockholder shall cause such Affiliate to promptly execute a Principal Stockholder Joinder.

Section 4.10 Information.

(a) Upon the request of the Company or the Brigham Representative, each Principal Stockholder shall use commercially reasonable efforts to promptly provide to the Company or the Brigham Representative, as applicable, the number of shares of Common Stock such Principal Stockholder Beneficially Owns in the aggregate and the number of shares of Common Stock Beneficially Owned by each Person constituting such Principal Stockholder.

(b) Upon the execution of any transaction by a Principal Stockholder or any Affiliates of a Principal Stockholder that results in an increase or decrease in the amount of shares of Common Stock Beneficially Owned by such Principal Stockholder or any Affiliates of such Principal Stockholder, such Principal Stockholder shall immediately notify the Company and the Brigham Representative of such transaction and include the number of shares of Common Stock such Principal Stockholder or any Affiliates of such Principal Stockholder Beneficially Owns in the aggregate and the number of shares of Common Stock Beneficially Owned by each Person constituting such Principal Stockholder or any Affiliates of such Principal Stockholder as a result of the transaction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

ATLAS ENERGY SOLUTIONS INC.

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

OLD ATLAS

AESI HOLDINGS INC.

By:	/s/ John Turner
Name:	John Turner
Title:	President and Chief Financial Officer

[Signature Page to Amended and Restated Stockholders’ Agreement]

PRINCIPAL STOCKHOLDERS:

Ben M. Brigham

/s/ Ben M. Brigham
Name:	Ben M. Brigham

Address for Notice:

5918 W. Courtyard Dr., Suite 500
Austin, Texas 78730

Anne and Bud Oil & Gas Vested, LLC

By:	/s/ Ben M. Brigham
Name:	Ben M. Brigham
Title:	Manager

Brigham Children’s Family LP
By: BCFP GP, LLC, its general partner

By:	/s/ Ben M. Brigham
Name:	Ben M. Brigham
Title:	Co-Manager

Address for Notice for Signatories Above:

[***]

A. Lance Langford

By:	/s/ A. Lance Langford
Name:	A. Lance Langford

ALL Financial Trust

By:	/s/ Brenda L. Langford
Name:	Brenda L. Langford
Title:	Trustee

[Signature Page to Amended and Restated Stockholders’ Agreement]

BLL Financial Trust

By:	/s/ A. Lance Langford
Name:	A. Lance Langford
Title:	Trustee

Address for Notice for Signatories Above:

[***]

Gregory M. Shepard

By:	/s/ Gregory M. Shepard
Name:	Gregory M. Shepard

Address for Notice for Signatory Above:

[***]

Joel Hock

By:	/s/ Joel Hock
Name:	Joel Hock

Stacy Hock

By:	/s/ Stacy Hock
Name:	Stacy Hock

Address for Notice for Signatories Above:

[***]

Richard Schmidt

By:	/s/ Richard Schmidt
Name:	Richard Schmidt

[Signature Page to Amended and Restated Stockholders’ Agreement]

Schmidt Atlas, LLC

By:	/s/ Richard Schmidt
Name:	Richard Schmidt
Title:	Manager

Address for Notice for Signatories Above:

[***]

The Sealy and Smith Foundation

By:	/s/ Douglas Rogers
Name:	Douglas Rogers
Title:	Executive Director and Secretary/Treasurer

Address for Notice for Signatory Above:

[***]

Kirk Ginn

By:	/s/ Kirk Ginn
Name:	Kirk Ginn

Brian Leveille

By:	/s/ Brian Leveille
Name:	Brian Leveille

Chad McEver

By:	/s/ Chad McEver
Name:	Chad McEver

[Signature Page to Amended and Restated Stockholders’ Agreement]

Chris Scholla

By:	/s/ Chris Scholla
Name:	Chris Scholla

John Turner

By:	/s/ John Turner
Name:	John Turner

Dathan Voelter

By:	/s/ Dathan C. Voelter
Name:	Dathan Voelter

Address for Notice for Signatories Above:

5918 W. Courtyard Drive
Suite 500
Austin, TX 78730

Acknowledge & Agreed:

BRIGHAM REPRESENTATIVE:

/s/ Ben M. Brigham
Name: Ben M. Brigham
Address for Notice:
5918 W. Courtyard Dr., Suite 500
Austin, Texas 78730

/s/ Anne Brigham
Name: Anne Brigham
Address for Notice:
5918 W. Courtyard Dr., Suite 500
Austin, Texas 78730

[Signature Page to Amended and Restated Stockholders’ Agreement]

/s/ David Brigham
Name: David Brigham
Address for Notice:
5918 W. Courtyard Dr., Suite 500
Austin, Texas 78730

/s/ Vince Brigham
Name: Vince Brigham
Address for Notice:
5918 W. Courtyard Dr., Suite 500
Austin, Texas 78730

[Signature Page to Amended and Restated Stockholders’ Agreement]